EXHIBIT 99.1

NEWS RELEASE                                                            CONTACT:
                                                                        -------
                                                                 B. Grant Yarber
                                           President and Chief Executive Officer
                                                          Phone:  (919) 645-3494
FOR IMMEDIATE RELEASE                          Email: gyarber@capitalbank-nc.com

           CAPITAL BANK CORPORATION ANNOUNCES STOCK REPURCHASE PROGRAM

RALEIGH, N.C. - February 27, 2006 - Capital Bank Corporation (Nasdaq: CBKN), the parent company of Capital Bank, announced that its Board of Directors has authorized a stock repurchase program to acquire up to 1,000,000 shares, or approximately 8.5% of 11,734,786 currently outstanding shares of common stock. The program, which is expected to be completed within 24 months, will be dependent upon market conditions and other regulatory approvals, and there is no guarantee as to the exact number of shares to be repurchased by the Company. Repurchases under this program will be made using the Company's own cash resources.

B. Grant Yarber, President and Chief Executive Officer, stated, "The Board of Directors considers the Company's common stock to be an attractive investment. It is expected that a reduction in the amount of the Company's outstanding common stock would have the effect of increasing the Company's per share earnings and return on equity." According to Mr. Yarber, the repurchases generally would be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of repurchases.

Capital Bank Corporation, headquartered in Raleigh, N.C., with approximately $1.3 billion in total assets, offers a broad range of financial services. Capital Bank operates 25 banking offices in Asheville (3), Burlington (4), Cary, Graham (2), Greensboro, Hickory, Mebane, Morrisville, Oxford, Pittsboro, Raleigh
(4), Sanford (3), Siler City and Wake Forest. The Company's website is http://www.capitalbank-nc.com.

Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Capital Bank Corporation's filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Capital Bank Corporation does not undertake a duty to update any forward-looking statements in this press release.

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